Exhibit 99.1

CONFIDENTIAL DRAFT – NOT FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Investor Relations & Corp. Communications

760.431.9286 x402

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Announces First Quarter 2007 Financial Results

CARLSBAD, Calif., April 26, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights

•	Achieved record quarterly revenues of $19.6 million; up 8% from Q1 2006

•	U.S. revenues grew 15% from Q1 2006 to Q1 2007

•	Gross profit increased to $12.7 million; up 9% from Q1 2006

•	GAAP loss per share for the quarter was $(0.08); improved from a loss of $(0.42) during Q1 2006

•	EBITDA was $137,000

•	Initiated comprehensive sales training program on exclusive Alphatec products

Revenue in the first quarter of 2007 increased 8% to $19.6 million compared to $18.0 million in the first quarter of 2006. Domestic revenues increased 15% due to continued strong surgeon demand.

Gross profit for the first quarter of 2007 was $12.7 million with a gross margin of 64.8%, compared with a gross profit of $11.6 million with a gross margin of 64.4% in the first quarter of 2006. The improved margin was primarily due to the higher sales volume and improved margins in Asia.

“Our business built around customer service to the physician and developing innovative products is strong and growing as evidenced by our record quarterly revenue in the first quarter of 2007,” stated John H. Foster, Chairman, President, and CEO. “The results demonstrate our commitment to providing complete product solutions targeted at serving the needs of the spinal disorder marketplace.”

Total operating expenses were $15.3 million in the first quarter of 2007, compared to $14.7 million in the 2006 first quarter. The increase from 2006 was primarily due to commissions on the higher sales volume and increased spending in research and development on new products, partially offset by decreases in significant legal and severance costs recorded in the first quarter of 2006, a reduction in stock based compensation due to a higher forfeiture rate than originally estimated of approximately $500,000, and a decrease in other general and administrative spending.

The net loss for the first quarter of 2007 was $2.7 million, or $(0.08) loss per share, compared to $5.9 million, or $(0.42) loss per share, in the first quarter of 2006.

Non-GAAP earnings before interest, taxes, depreciation, amortization (“EBITDA”) were a positive $0.1 million for the first quarter 2007.

The cash balance at March 31, 2007, was $11.2 million, which includes restricted cash

Fiscal Year 2007 Guidance

For fiscal 2007, Alphatec’s revenue guidance remains at $83 million to $85 million based on additional surgeons using our products and the release of new products the second half of the year.

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization and stock based compensation costs. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because excluded items often have a material effect on the company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The company believes that EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the company’s financial results.

Conference Call

Alphatec will host a conference call today at 2:00 p.m. PT / 5:00 p.m. PT to discuss the results. To participate in the conference call, please visit the investors section of the Alphatec website at

www.alphatecspine.com. The dial-in number for the conference call is (888) 802-2280. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec’s website, www.alphatecspine.com, for one year.

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s mission is to be a values based leader in the spinal device market by providing unmatched service to and taking scientific direction from its surgeon customers. Alphatec does so through its unique in-house manufacturing facility in Carlsbad, California that allows it to respond quickly to surgeon needs and to customize innovative products needed for spine fusion surgery. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $4 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. As of December 31, 2006, Alphatec had 18 issued U.S. patents, one issued foreign patent and 24 pending patent applications, including sixteen pending U.S. applications, four pending international applications and four pending foreign national applications. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine disorder and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. For additional information, please visit our website at www.alphatecspine.com.

Forward Looking Statements

This press release may contain forward-looking statements, including statements that Alphatec will leverage its current fusion business with aggressive growth in the dynamic stabilization market and with the acquisition of other motion preservation products, and statements regarding its 2007 financial guidance. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to enter into and succeed in the motion preservation market via the Scient’x license or otherwise, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. Please refer to the risks detailed in Alphatec’s Quarterly Report on Form 10-Q on file with the SEC, as well as the risks detailed from time to time in Alphatec’s other SEC reports. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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